Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
  Contacts:

Investment Community	News Media
JAMES J. MURREN President, Chief Financial Officer & Treasurer (702) 693-8770	ALAN M. FELDMAN Senior Vice President Public Affairs (702) 891-7147
MGM MIRAGE PROVIDES UPDATE ON LAS VEGAS DEVELOPMENT PLANS
Approves Design and Budget for Project CityCenter;
Releases Profitability Forecast for Current Residential Program at MGM Grand Las Vegas
Las Vegas, February 9, 2006 — MGM MIRAGE (NYSE: MGM) today announced that its Board of Directors has approved the design and budget for Project CityCenter, the Company’s previously announced urban development project at the heart of the Las Vegas Strip. Project CityCenter will feature approximately 2.3 million square feet of residential space; a 4,000-room luxury hotel and casino; two 400-room, non-gaming boutique hotels; and over 470,000 square feet of retail, dining and entertainment space. The approved design will further enhance the overall significance and profitability of Project CityCenter, which is expected to provide owners and visitors alike a truly unique experience.
The overall cost of Project CityCenter is estimated at approximately $7 billion, excluding preopening and land costs. After estimated proceeds of $2.5 billion from the sale of residential units, the Company believes that the net project cost will be approximately $4.5 billion. Project CityCenter will be located on approximately 66 acres between Bellagio and Monte Carlo on the Las Vegas Strip, and will be connected to these resorts via a state-of-the-art people mover system. The Company expects to break ground in mid-2006, and estimates that Project CityCenter will open in the fourth quarter of 2009. The detailed design phase of the project is still under way, and the budget, scope and timing of Project CityCenter are subject to change.
“The market for casino resorts and vertical residential space in Las Vegas is very robust,” said Terry Lanni, Chairman and Chief Executive Officer of MGM MIRAGE. “We believe the most important aspects of successful casino resorts and residential and retail developments are embodied within Project CityCenter: location, brand and amenities. Our Board and management believe that Project CityCenter will be the catalyst for a new kind of experience on the Las Vegas Strip, and forever change the way we view Las Vegas.”
Jim Murren, President, CFO and Treasurer of MGM MIRAGE noted, “Our financing plan for Project CityCenter calls for significant residential proceeds to supplement our available borrowing capacity and free cash flow to efficiently fund this major development, while maintaining maximum flexibility for other expansion initiatives. We also continue to explore potential partnerships and other financing vehicles to ensure the most efficient use of capital. We expect to earn cash flow returns in the mid-teens on the net project cost, which is considerably above our cost of capital.”
The Company, along with its partner Turnberry Associates, is constructing The Signature at MGM Grand, three 576-unit towers which are designed as condo-hotels. Towers 1 and 2 are sold out, under construction, and are expected to be completed in the second and fourth quarters of 2006, respectively. Tower 3 is also under construction, with available units being nearly fully sold out at prices significantly above the first two towers. The Company believes that these sales and pricing trends will continue with the residential offerings at Project CityCenter.
Mr. Murren added, “Our belief in the Las Vegas residential market has been confirmed with the very strong sales at The Signature at MGM Grand, where we expect to record our 50% share of that venture’s profit on Tower 1 in the second quarter and Tower 2 in the fourth quarter, at approximately $45 million and $60 million, respectively. Our estimated share of profits on Tower 3 is in excess of $100 million. We see residential development as a long-term competitive advantage for our Company, particularly given our substantial real estate holdings on the Las Vegas Strip, and as a key component in future resort developments.”
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MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 23 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. MGM MIRAGE has also announced plans to develop Project CityCenter, a multi-billion dollar mixed-use urban development project in the heart of Las Vegas, and has a 50 percent interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” Under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.